UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2026 (October 19, 2026)

Westrock Coffee Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41485	80-0977200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4009 N. Rodney Parham Road, 4th Floor

Little Rock, AR 72212

(Address of Principal Executive Offices, and Zip Code)

(501) 918-9358
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of common stock, par value $0.01 per share	WEST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On October 21, 2026, Westrock Coffee Company, a Delaware corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) among Westrock Beverage Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, as the borrower (the “Borrower”), the Company, as holdings, Coöperatieve Rabobank U.A., New York Branch, as administrative agent, as collateral agent, and as swingline lender, and each issuing bank and lender party thereto. The Credit Agreement includes a senior secured first lien revolving credit facility in an initial aggregate principal amount of $300 million (the “Revolving Credit Facility”) and a senior secured first lien term loan facility in an initial aggregate principal amount of $300 million (the “Term Loan Facility”). All obligations under the Credit Agreement are guaranteed by the Company and each of the Borrower’s material wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of the Company, the Borrower, and the Subsidiary Guarantors, in each case subject to certain exceptions. The Revolving Credit Facility and the Term Loan Facility will mature on October 21, 2031 (subject to a springing maturity in certain circumstances).

The proceeds from the Revolving Credit Facility and the Term Loan Facility were used to repay indebtedness under the Borrower’s credit agreement, dated August 29, 2022 (as previously amended, the “Prior Credit Agreement”), among the Borrower, the Company, Wells Fargo Bank, N.A., as administrative agent, collateral agent, and swingline lender, Wells Fargo Securities, LLC, as sustainability structuring agent, and each issuing bank and lender party thereto, and to fund transaction costs and cash payments in connection with the transactions involving the Company’s 5.00% convertible senior notes due 2029 (the “2029 Convertible Notes”) described below, and will be used for general corporate purposes.

Borrowings under the Revolving Credit Facility and the Term Loan Facility will bear interest, at the Borrower’s option, at an annual rate equal to the Term SOFR Rate (as defined in the Credit Agreement) for the applicable interest period plus the applicable margin or the ABR (as defined in the Credit Agreement) plus the applicable margin. The applicable margin for the Revolving Credit Facility and the Term Loan Facility ranges from 2.50% to 4.00% for Term SOFR Rate loans and from 1.50% to 3.00% for ABR loans, in each case depending on the secured net leverage ratio, with an initial rate of 3.50% per annum for Term SOFR Rate loans and 2.50% per annum for ABR. Commitment fees on the daily unused amount of commitments under the Revolving Credit Facility range from 0.25% to 0.40% depending on the secured net leverage ratio, with an initial rate of 0.35% per annum.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The negative covenants include limitations on the Borrower and its subsidiaries with respect to, among other things, indebtedness; liens; investments, loans, and advances; mergers, consolidations, sales of assets, and acquisitions; restricted payments; junior debt restricted payments; and restrictions on subsidiary distributions and negative pledge clauses. The Company is also subject to a negative covenant placing limitations on its assets, its liabilities and the activities and business in which it may engage.

The Credit Agreement contains two financial covenants requiring (i) maintenance of a secured net leverage ratio not to exceed 4.50 to 1.00 for test periods ending on or prior to June 30, 2027, with step-downs to 4.25 to 1.00 for test periods ending after June 30, 2027 and on or prior to June 30, 2028 and to 4.00 to 1.00 for test periods ending thereafter (subject to the Borrower’s right to make up to two step-up elections following a specified Permitted Acquisition (as defined in the Credit Agreement) to temporarily increase the maximum secured net leverage ratio by 0.50x, capped at 4.50 to 1.00, from the date of such Permitted Acquisition until (and including) the last day of the fourth consecutive fiscal quarter immediately following the consummation of such Permitted Acquisition), and (ii) maintenance of a fixed charge coverage ratio of not less than 1.20 to 1.00 (the “Financial Covenants”). The Financial Covenants will be tested on a quarterly basis commencing with the fiscal quarter ending on December 31, 2026.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2032 Convertible Notes

As previously disclosed, on February 15, 2024, the Company sold and issued in a private placement $72 million in aggregate principal amount of the 2029 Convertible Notes.

Effective on October 21, 2026, upon the Company’s entry into the Credit Agreement, the Company amended and restated $32 million in aggregate principal amount of the 2029 Convertible Notes (as so amended and restated, the “2032 Convertible Notes” and such transactions, the “2032 Convertible Note Transactions”) pursuant to definitive agreements entered into between the Company and certain holders of such 2029 Convertible Notes on October 20, 2026. The 2032 Convertible Notes will accrue interest on and after October 21, 2026, at a rate of 6.00% per annum and mature on January 31, 2032. The Company may, at its option, redeem the 2032 Convertible Notes in whole or in part if the closing price of its common stock, par value $0.01 per share (the “Common Stock”), has been at least $14.25 (adjusted to take into account any stock split, reverse stock split, stock dividend, combination or similar recapitalization affecting the Common Stock) for at least 120 consecutive trading days. Following the Company’s delivery of an optional redemption notice, noteholders may elect to convert their 2032 Convertible Notes. The initial conversion price for the 2032 Convertible Notes was reduced from $12.84 to $9.50 per share, which corresponds to an initial conversion rate of approximately 105.26 shares of Common Stock per $1,000 principal amount. The terms of the 2032 Convertible Notes are otherwise substantially similar to the terms of the 2029 Convertible Notes.

The foregoing description of the 2032 Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the form of the 2032 Convertible Note, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The 2032 Convertible Note Transactions and the Repurchase Transactions (as defined below) were authorized and approved by a committee of the Board of Directors of the Company comprised solely of disinterested directors, including to the extent applicable, for purposes of the Company’s Related Party Transactions Policy. For additional information about the Company’s related parties and transactions with related parties, see the section of the Company’s definitive proxy statement for the Company’s 2026 annual meeting of stockholders titled “Relationships and Certain Related Transactions”, which is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Prior Credit Agreement

Concurrently with entering into the Credit Agreement, the Borrower repaid all outstanding obligations and terminated all commitments, including the revolving credit facility and the term loan facility, under the Prior Credit Agreement and terminated the Prior Credit Agreement.

Repurchase Transactions

Effective on October 21, 2026, upon the Company’s entry into the Credit Agreement, the Company also repurchased and cancelled (the “Repurchase Transactions”) $40 million in aggregate principal amount of the 2029 Convertible Notes for aggregate cash consideration of approximately $21 million and 2,391,030 shares of Common Stock pursuant to definitive agreements entered into between the Company and certain holders of such 2029 Convertible Notes on October 19, 2026.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report under the heading “Credit Agreement” and “2032 Convertible Notes” is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report under the heading “2032 Convertible Notes” and in Item 1.02 under “Repurchase Transactions” is incorporated by reference into this Item 3.02.

The 2032 Convertible Notes and the Common Stock issued in the Repurchase Transactions were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration under the Securities Act provided by Rule 506(b) of Regulation D promulgated under the Securities Act.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 8.01.	Other Events.

On October 21, 2026, the Company issued a press release announcing the closing of the Credit Agreement, the 2032 Convertible Notes Transactions, and the Repurchase Transactions. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4.1	Form of 2032 Convertible Note of Westrock Coffee Company, dated as of February 15, 2024, and amended and restated as of October 21, 2026

10.1*	Credit Agreement, dated as of October 21, 2026, among Westrock Beverage Solutions, LLC, as the borrower, Westrock Coffee Company, as holdings, Coöperatieve Rabobank U.A., New York Branch, as administrative agent, as collateral agent, and as swingline lender, and each issuing bank and lender party thereto

99.1	Press Release, dated as of October 21, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted from this exhibit in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COFFEE COMPANY

By:	/s/ L. Keith Harvey
	Name:	L. Keith Harvey
	Title:	Senior Vice President - Chief Legal Officer and Corporate Secretary

Dated: October 21, 2026